Exhibit 10.4

Directors' Compensation Summary Sheet - 2025

	Board Members	Chairman of the Board
Annual Retainer	125,000	215,000
Committee Chairs
Audit Committee	35,000
Human Capital & Compensation Committee	25,000
Investment Committee	25,000
Nominating & Governance Committee	25,000
Risk Committee	25,000
Cybersecurity & Technology Committee	25,000
Transaction Review Subgroup Retainer	10,000

Stock Grants[1]	165,000	285,000
[1] Number of shares issued based upon FMV on date of grant.